Exhibit 10.13

June 16, 2014

[Name]

First Trade Union Bank

One Harbor Street, Suite 201

Boston, MA 02210

Re:	2014-2016 Cycle Phantom Performance Unit Award

Dear [Name]:

You have been selected to participate in the new phantom performance unit program of First Trade Union Bank (the “Bank”) and First Trade Bancorp, Inc. (the “Company”). You are receiving an award of phantom performance units (the “Units”) because the Bank and Company believe that providing performance incentives to key personnel is an essential step for creating shareholder value and aligning your interests with those of shareholders. This letter summarizes the terms of your phantom performance unit award.

Grant of Phantom Performance Units

Each Unit corresponds to the value of a share of Company common stock as of the latest valuation date. For the 2014-2016 cycle of the phantom performance unit program you have been granted a target award of [        ] Units (based upon a target award opportunity of $[        ] divided by the current Unit value of $119.20 per Unit). Each Unit that ultimately vests will represent the right to receive a cash bonus payment equal to the number of vested Units multiplied by the per Unit value (determined as of the most recent valuation date preceding the date of payment), subject to your continued employment by the Bank through the payment date. Depending on the Bank’s achievement of the performance measures discussed below, the number of Units that you vest in could range from 0% to 150% of the threshold award and, if you vest in Units, you will typically vest in a range of Units between your threshold, target and maximum Unit amounts. Your threshold, target, and maximum awards are [        ],[        ], and [        ] Units, respectively.

Performance Period

The performance period began on January 1, 2014 and will end on December 31, 2016. The performance period is divided into four performance segments: one for each full calendar year during the performance period and a cumulative performance segment that encompasses the entire performance period.

Performance Measures and Weighting

The number of Units that vest will depend on the Bank’s achievement of performance measures during each performance segment. These performance measures are (i) absolute return on average assets (“ROAA”), and (ii) relative total shareholder return (“Relative TSR”).

Achievement of the performance measures will be weighed against the target number of Units granted to you, as follows:

Performance Segment	ROAA Weighting	Relative TSR Weighting	Total Weighting
2014	10%	10%	20%
2015	10%	10%	20%
2016	10%	10%	20%
2014 – 2016 Cumulative	20%	20%	40%

Total Weighting	50%	50%	100%

The actual number of Units that vest with respect to a performance measure for a performance segment is determined by multiplying the weighting of the performance measure by the Bank’s achievement of the performance measures as a percentage of target.

ROAA

For each performance segment, the Compensation Committees of the Bank (the “Committee”) will determine, in its sole discretion, a target ROAA goal, based on the operating plan approved by the Bank for the applicable calendar year and for the cumulative performance segment. The cumulative performance segment may be based on the sum or the average of the annual segments or may be a total or average ROAA for the total three-year performance period determined at the beginning of the performance period. Unless the Committee determines otherwise, the threshold goal will be set at 85% of the target ROAA goal and the maximum goal will be set at 120% of the target ROAA goal.

For 2014, the Committee has determined that the target ROAA goal is .233%. The threshold, target and maximum ROA goals for 2014 and the achievement as a percentage of target are as follows:

	Threshold	Target	Maximum
2014 ROAA	.28%	.33%	.40%
ROAA Performance as a % of Target*	85%	100%	120%
Number of Units Earned as a % of Target	50%	100%	150%

*	Actual results will be interpolated between the points on a straight-line basis.

Relative TSR

Relative TSR is a performance measure that links payout to a company’s stock price return versus a set of comparator companies. Relative TSR performance of the Bank will be measured against 21 component banks as identified by SNL Financial New England US Thrift Index, which are listed on Appendix A to this letter.

Achievement against the Relative TSR for a performance segment will be based on the Bank’s percentile rank among the companies in the index, with a target percentile rank of 55% resulting in an achievement of 100% of target. The following table illustrates the percentile rank and the achievement as a percentage of target:

Percentile Rank	Achievement as a % of Target*
Less than 35.0%	0.0%
35.0%	50.0%
40%	62.5%
45.0%	75.0%
50.%	87.5%
55.0% (Target)	100.0%
60.0%	110.0%
65.0%	120.0%
70.0%	130.0%
75.0%	140.0%
80% or greater	150.0%

*	Actual results will be interpolated between the points on a straight-line basis.

The following table illustrates possible vesting of your Units, based on hypothetical annual and cumulative performance segment outcomes:

Performance Segment	ROAA Weighting	ROAA as a % of Target	Weighted ROE Result	TSR Weighting	TSR as a % of Target	Weighted TSR Result	Performance Segment Result
2014	10.0%	95%	9.5%	10.0%	120%	12.0%	21.5%
2015	10.0%	85%	8.5%	10.0%	90%	9.0%	17.5%
2016	10.0%	120%	12.0%	10.0%	95%	9.5%	21.5%
2014 – 2016 Cumulative	20.0%	105%	21.0%	20.0%	110%	22.0%	43.0%

Total Result	50.0%		51.0%	50.0%		52.5%	103.5%

Continued Service; Payment

Payment for the total number of vested Units1 will be made following the end of the three-year performance period in a single lump sum payment of cash (less any required tax withholdings) on June 16,

[1]

Note: At the end of each annual performance segment and the cumulative performance segment, the Committee will determine the Bank’s achievement of each performance measure. Notwithstanding anything to the contrary in this letter, the Committee may, in its sole discretion, adjust the achievement percentage and as a result, the number of Units that will vest for the performance segment. In addition, the Committee may, in its sole discretion, reduce the number of Units that will vest for the then-current performance segment (including the cumulative performance segment) and any future performance segment, and may provide that no Units will vest if the Bank’s CAMELS rating falls below a “2” at any time during three-year performance period.

2017, subject to your continued employment with the Bank through such payment date. Specifically, you are not entitled to receive any payment under this letter if your employment with the Bank is terminated prior to the payment date by the Bank with or without cause, by you with or without good reason, or as a result of your retirement, death or disability. If you have entered into an employment agreement or other agreement with the Bank that provides for payments with respect to performance bonuses following a termination of your employment, you will receive the greater of (i) the payment described in this 2014-2016 Cycle Phantom Performance Unit Award or (ii) the payment specified in such agreement for terminations unrelated to a change of control. This payment, if any, will be made on the payment date specified in the applicable agreement or, if no payment date is specified in the applicable agreement, the 60th day following the termination of your employment.

Change in Control

In the event of a Change in Control (as defined below) during the three-year performance period, you will receive a lump sum payment equal to the sum of (i) with respect to each completed performance segment, the actual award determined by the Committee for the applicable performance segment; plus (ii) with respect to any ongoing performance segment and the cumulative performance segment, a prorated portion, based on the portion of the applicable performance segment completed prior to the Change in Control, equal to the greater of the target or the actual award (with the actual award determined based on the Bank’s achievement of the performance measures through the date of the Change in Control). Such payment will be made on the 60th day after the closing date of the Change in Control.

For purposes of this letter agreement, “Change in Control” means, with respect to the Bank: (i) any change in ownership that results in an owner other than the New England Carpenters Pension Fund & New England Carpenters Guaranteed Annuity Fund (the “New England Fund”) or the Empire State Carpenters Pension Fund (the “New York Fund”) or, in the event of a consolidation of the New England Fund or New York Fund with another entity, the resulting successor of the New England Fund or New York Fund (a “Successor Fund”), holding the largest single ownership interest in the Bank (the “General Partner Interest”) or (ii) any transaction or series of related transactions in which (a) 90% or more of the assets (which must also include at least 80% of the total loans) and (b) all or substantially all of the deposits of the Bank are sold or transferred to entities other than the New England Fund, New York Fund, a Successor Fund or any other related entity; provided, however, that the term Change in Control will not include any change of ownership in which: (1) the New York Fund, the New England Fund, or a Successor Fund remains the managing or controlling partner of the ownership interests the headquarters of the Bank remain in Boston, Massachusetts, and there is no material change in the strategic director of the Company; (2) the General Partner Interest or majority interest is held by affiliates of the Company, any employee benefit plan or trust sponsored or controlled by the New York Fund and New England Fund; (3) the shareholders of the Bank approve a complete liquidation, dissolution or sale of the Bank on account of unsatisfactory performance; (4) a consortium (or group) of funds affiliated with the Carpenters’ Union, none of which hold a majority on the date of this letter, become managing or controlling partners of the ownership interests, and the headquarters of the Bank remain in Boston, Massachusetts, and there is no material change in the strategic director of the Bank, provided that the New York Fund or the New England Fund retain some ownership share; or (5) the Change in Control fails to constitute a “change in control” as defined for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. A Change in Control shall also occur for any event described above where “Company” replaced for “Bank” herein.

Other Terms and Conditions

Nothing in this letter will be construed to confer upon you the right to remain in the employ or service of the Bank or any affiliate of the Bank, or to interfere in any way with any contractual or other right or authority of the Bank or any of its affiliates either to increase or decrease the compensation or other payments to you at any time, or to terminate any employment or other relationship between you and the Bank or any affiliate of the Bank.

The obligation of the Bank to make payments under this letter will be interpreted as a contractual obligation to pay only those amounts described in this letter, in the manner and under the conditions prescribed in this letter. This letter will in no way be interpreted to require the Bank to transfer any amounts to a third-party trustee or otherwise hold any amounts in trust or escrow for payment to you or any beneficiary under the terms of this letter. Units do not represent ownership interests in the Bank or the Company and you will not have, as a result of the grant of Units under this letter, any rights whatsoever as a security holder of the Bank or the Company.

This letter sets forth the entire understanding between you, the Bank and the Company regarding the Units and supersedes all prior oral and written agreements on the terms of the Units, with the exception, if applicable, of a written agreement between you and the Bank specifying the terms that should govern the Units.

The laws of the Commonwealth of Massachusetts will govern the validity and construction of this letter, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this letter to the substantive laws of any other jurisdiction.

Thank you again for your continued contributions to the success of First Trade Union Bank.

Regards,

Michael A. Butler
Chief Executive Officer President
First Trade Union Bank

Appendix A

Comparator Companies for Relative TSR Performance Measurement

FISCAL YEAR

Metric: Total Shareholder

Institution Name	City, State	Period Date 2012Y (mm/dd/yyyy)	End of Fiscal Period date 2013Y (mm/dd/yyyy)	Price per Share at period end 2012Y ($)	Price per Share at period end 2013Y ($)	Dividend Yield 2013Y ($)	Dividend Yield 2013Y ($)	FTUB/SNL Total Shareholder Return (%)
First Trade Union Bank	Boston, MA	12/31/12	12/31/13	115.60	119.20	0.00	0.00	3.11
Meridian Interstate Bancorp Inc	East Boston MA	12/31/12	12/31/13	16.78	22.58	000	0.00	34.56
Peoples Federal Bancshares, Inc.	Brighton, MA	09/30/12	09/30/13	17.28	17.42	0.92	0.16	1.74
Newport Bancorp, Inc.	Newport, RI	12/31/12
Hingham Institution for Savings	Hingham, MA	12/31/12	12/31/13	62.60	78.49	1.38	1.08	27.11
Wellesley Bancorp, Inc.[1]	Wellesley, MA	12/31/12	12/31/13	15.35	19.55	0.00	0.00	27.36
Rockville Financial, Inc.	Glastonbury, CT	12/31/12	12/31/13	12.90	14.21	2.81	0.40	13.26
SI Financial Group, Inc.	Willimantic, CT	12/31/12	12/31/13	11.50	12.05	1.00	0.12	5.83
BSB Bancorp, Inc.	Belmont, MA	12/31/12	12/31/13	12.23	15.09	0.00	0.00	23.39
Chicopee Bancorp, Inc.	Chicopee, MA	12/31/12	12/31/13	15.89	17.41	1.15	0.20	10.82
New Hampshire Thrift Bancshares,	Newport, NH	12/31/12	12/31/13	12.70	15.25	3.41	0.52	24.17
Berkshire Hills Bancorp, Inc.	Pittsfield, MA	12/31/12	12/31/13	23.86	27.27	2.64	0.72	17.31
First Connecticut Bancorp, Inc.	Farmington, CT	12/31/12	12/31/13	13.75	16.12	0.74	0.12	18.11
Brookline Bancorp, Inc.	Boston, MA	12/31/12	12/31/13	8.50	9.55	3.56	0.34	16.35
Westfield Financial, Inc.	Westfield, MA	12/31/12	12/31/13	7.23	7.46	3.22	0.24	6.50
Naugatuck Valley Financial Corpora	Naugatuck, CT	12/31/12	12/31/13	6.65	7.24	0.00	0.00	8.87
United Financial Bancorp, Inc.	West Springfield, MA	12/31/12	12/31/13	15.72	18.89	2.33	0.44	22.96
Hampden Bancorp, Inc.	Springfield, MA	06/30/12	06/30/13	12.94	14.91	1.34	0.20	16.77
Mayflower Bancorp, Inc.	Middleboro, MA	03/31/12	03/31/13
People’s United Financial, Inc.	Bridgeport, CT	12/31/12	12/31/13	12.09	15.12	4.30	0.65	30.44
PSB Holdings, Inc. (MHC)	Putnam, CT	06/30/12	06/30/13	4.18	5.61	0.00	0.00	34.21